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                          [EKCO GROUP, INC. LETTERHEAD]



                              For:           EKCO Group, Inc.

                              Contact:       Don DeNovellis
                                             Chief Financial Officer
                                             (603) 888-1212

                                             Christine DiSanto/Caroline Babbitt
FOR IMMEDIATE RELEASE                        Morgen-Walke Associates
- ---------------------                        (212) 850-5600

                                             Jeff Siegel/Lauren Gargano
                                             Morgen-Walke Associates
                                             (212) 850-5600

             EKCO GROUP, INC. ANNOUNCES PRELIMINARY EXPECTATIONS FOR
                        THIRD QUARTER SALES AND EARNINGS

           Nashua, NH, September 28, 1998 - EKCO Group, Inc. (NYSE:EKO) today announced preliminary expectations for financial performance for the third quarter ended September 27, 1998.

           The Company stated that sales for the third quarter are expected to be approximately $89 million. The Company estimates that earnings for the third quarter should be in the range of $0.16-$0.17 per share on a diluted basis, compared to last year's earnings of $0.22 per share on a diluted basis. EKCO intends to release full financial results for the third quarter on October 19, 1998.

           The Company stated that third quarter results were impacted principally by softness in its basic kitchen tools and gadgets business due to slower than expected retail sell-through and competitive pricing pressure, as well as continued weakening in its cleaning business for which the Company is currently exploring strategic alternatives. The Company noted that most new product introductions in its housewares business, including new cookware, bakeware and cutlery products, continue to perform at or above plan. In addition, while the macroeconomic environment overseas adversely affected the Company's export business, sales at EKCO's venture in the United Kingdom remain solid.

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Likewise, sales in Canada also remain strong, despite the weakening of the
Canadian dollar which has impacted profitability of EKCO's Canadian business.

           Malcolm L. Sherman, EKCO Group Chairman and Chief Executive Officer, stated, "Although we are disappointed with our third quarter financial performance, we are confident that our operating and growth strategies are continuing to take hold and will help us reach our long-term financial goals. While competitive pressures are impacting our basic kitchen tools and gadgets business, we have developed several strategic initiatives that have already begun to offset the decline of this business. These initiatives include new product development, expanded channels of distribution, and improved sourcing."

           "In addition to our kitchenware initiatives, we have introduced new lines of FARBERWARE(R) Bakeware, which have met with strong customer response. Our new cookware products introduced in 1997 have also been strong sellers, as have our new lines of barware, barbecue and cutlery. Additionally, the recently acquired Regent Sheffield and Wiltshire brands are both performing well. We have also successfully broadened our business in pet related products through the acquisition of Aspen Pet Products, where profits have met or exceeded our expectations. Going forward, we will continue to implement our `Good, Better, Best' strategy, which has been well-received at retail, as well as expand our product offerings to further penetrate existing accounts."

           Mr. Sherman concluded, "As we look ahead, we believe that EKCO has a combination of focused operating and growth strategies and a portfolio of well-recognized brand names that should enable us to meet our long-term growth objectives."

           EKCO Group, Inc. is a leading manufacturer and marketer of branded consumer products that are broadly marketed primarily through major mass merchant, supermarket, home, hardware, specialty and department stores. The Company's products include household items such as


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bakeware, kitchenware, pantryware, brooms, brushes and mops, as well as nonpoisonous and low-toxic household pest control products and small animal care and control products. In addition, the Company also markets pet supplies and accessories, such as ropes, chews, collars and leashes, through its subsidiary, Aspen Pet Products.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: the impact of the level of the Company's indebtedness; restrictive covenants contained in the Company's various debt documents; general economic conditions and conditions in the retail environment; the Company's dependence on a few large customers; price fluctuations in the raw materials used by the Company; competitive conditions in the Company's markets; the timely introduction of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; the seasonal nature of the Company's business; and the impact of federal, state and local environmental requirements (including the impact of current or future environmental claims against the Company). As a result, the Company's results may fluctuate. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's best estimates as of the date of this press release. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Securities and Exchange Commission. FARBERWARE(R) is a registered trademark of Farberware, Inc.(R).



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